Exhibit 99

Cardinal Bankshares Corporation Announces Appointment of Larrowe to Board of Directors

FLOYD, VA, September 20, 2011 - On September 14, 2011, the Board of Directors of Cardinal Bankshares Corporation (“Company”) elected Michael Larrowe, the Company’s Executive Vice President, to the Company’s Board of Directors and to the Board of Directors of the Company’s wholly owned subsidiary, Bank of Floyd.